Exhibit 10.28

Form of

AMENDED AND RESTATED PERFORMANCE SHARE AWARD AGREEMENT

PURSUANT TO THE BARNES GROUP INC.

STOCK AND INCENTIVE AWARD PLAN

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT

HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

PERFORMANCE SHARE AWARD AGREEMENT executed in duplicate as of February 13, 2008 (the “Grant Date”), between Barnes Group Inc., a Delaware corporation (the “Company”), and                                         , an employee of the Company (the “Holder”)(the “PSA Agreement”), as amended and restated on December 31, 2008, effective January 1, 2009 (the PSA Agreement as so amended and restated being hereafter referred to as “the Agreement” or “this Agreement”).

The terms and conditions of the Agreement are set forth herein and shall apply on and after January 1, 2009. For the avoidance of doubt, and any provision of this Agreement to the contrary notwithstanding, if any provision of this Agreement (including in particular but without limitation any provision of Section 3 below) would change the time or form of payment of any amount that is payable under the PSA Agreement, such provision shall “apply only to amounts that would not otherwise be payable in 2008” within the meaning of paragraph .02 of §3 of Notice 2006-79 as modified by Section 3.01(B)(1) of Notice 2007-86, and shall be administered, interpreted and construed accordingly.

In accordance with the provisions of the Barnes Group Inc. Stock and Incentive Award Plan as amended and in effect from time to time on and after the Grant Date (the “Plan”), the Compensation and Management Development Committee of the Company’s Board of Directors (the “Committee”) has authorized the execution of this Agreement. Capitalized terms used in this Agreement and not otherwise defined herein shall have the same meaning as provided for in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.

Grant of Performance Share Award. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby awards to the Holder                      performance share awards for the performance period commencing on January 1, 2008 and ending on December 31, 2010 (the “Performance Share Awards” or, collectively, the “Award”). The Award entitles the Holder to receive, without payment to the Company, shares of Common Stock equal to the number of Performance Share Awards that are deemed earned in the future pursuant to Section 2, Section 4(b) or Section 6 hereof, if any; provided, however, that, except as provided otherwise in Section 4(b), the Holder must be an employee of the Company on the future date as of which the Performance Share Awards are deemed earned to receive such shares. Except in the event of a Change in Control as provided in Section 4(b) and Section 6, no Performance Share Awards will be deemed earned pursuant to this Agreement, nor will the Holder be entitled to receive any shares of Common Stock under this Agreement, unless the applicable Minimum Performance Goal set forth in Section 2 is attained or exceeded for one or more of the Performance Years in the Award Period (as such terms are defined in Section 2). In no event shall the Award entitle the Holder to receive more than                     [1] shares of Common Stock, unless the excess is attributable solely to an adjustment pursuant to Section 7.

2.	Performance Goal.

(a)	One-third of the Performance Share Awards relate to the Company’s 2008 fiscal year, one-third relate to the Company’s 2009 fiscal year, and one-third relate to the Company’s 2010 fiscal year (such three fiscal years being hereafter referred to, collectively, as the “Award Period”, and each, individually, as a “Performance Year”). Subject to the other provisions of this Section 2 (including but not limited to Section 2(c) below) and this Agreement, (i) none of the Performance Share Awards that relate to a Performance Year will be earned unless the Company’s consolidated basic earnings per share as determined in accordance with Section 6(b) of the Plan (“EPS”) for that Performance Year equal or exceed $ , in the case of Performance Year 2008, or, in the case of each of Performance Years 2009 and 2010, an amount of EPS to be determined in writing by the Committee not later than 90 days after the commencement of that Performance Year (the “Minimum Performance Goal”) but not less than $ ; (ii) 125% of the Performance Share Awards that relate to a Performance Year will be earned if the Company’s EPS for that Performance Year equal or exceed $ , in the case of Performance Year 2008, or, in the case of each of the other Performance Years, an amount of EPS to be determined in writing by the Committee not later than 90 days after the commencement of the Performance Year in question (the “Maximum Performance Goal”); and (iii) the number of Performance Share Awards that will be earned for performance between the Minimum Performance Goal and the Maximum Performance Goal for a Performance Year will be calculated by multiplying the number of Performance Share Awards that relate to such Performance Year as stated above in this Section 2(a) by the performance factor corresponding to the EPS attained in that Performance Year in the applicable table below.

[1]	[Insert 125% of the number of Performance Share Awards]

Table for Performance Year 2008:

EPS	Performance Factor	Performance Factor x [2] = # Performance Share Awards Earned[3]

$ or higher	125%	__
$ - $	100%	__
$ - $	75%	__
$ - $	50%	__
below $	-0-	-0-

Table for Performance Year 2009:

EPS	Performance Factor	Performance Factor x [2] = # Performance Share Awards Earned[3]

$ * or higher	125%	__
$ * - $ *	100%	__
$ * - $ *	75%	__
$ * - $ *	50%	__
below $ *	-0-	-0-

Table for Performance Year 2010:

EPS	Performance Factor	Performance Factor x [2] = # Performance Share Awards Earned[3]

$ * or higher	125%	__
$ * - $ *	100%	__
$ * - $ *	75%	__
$ * - $ *	50%	__
below $ *	-0-	-0-

Not later than 90 days after the commencement of each of the Performance Years 2009 and 2010, the Committee shall establish in writing (within the meaning of Treasury Regulation section 1.162-27(e)(2)(i)) the Minimum Performance Goal, the Maximum Performance Goal and the EPS goals corresponding to the 50%, 75% and 100% performance factors for the Performance Year in question; provided that the Minimum Performance Goal for Performance Year 2009 shall be EPS of $        . Not later than

[2]	[Insert one-third of the total number of Performance Share Awards rounded, in the case of a fractional PSA, to the nearest whole number or, if fewer, to the number of PSAs that remain.]
[3]	[Number of Performance Share Awards Earned is rounded, in the case of a fraction, to the nearest whole number or, if fewer, 125% of the number of Performance Share Awards that relate to the Performance Year in question].
*	These amounts of EPS are to be determined in writing by the Committee not later than 90 days after the commencement of the Performance Year in question.

ninety (90) days after the commencement of any Performance Year, and notwithstanding the foregoing provisions of this Section 2(a), the Committee may in its discretion change any or all of the EPS goals for that Performance Year and/or performance factors for that Performance Year and/or the calculation of EPS for that Performance Year. Any such change shall be established in writing by the Committee (within the meaning of Treasury Regulation section 1.162-27(e)(2)(i)).

(b)	In no event may the Committee, more than ninety (90) days after the commencement of any Performance Year, directly or indirectly, increase the number of Performance Share Awards that will be earned in the event the Minimum Performance Goal, the Maximum Performance Goal or any particular level of EPS between the Minimum Performance Goal and the Maximum Performance Goal is attained in such Performance Year.

(c)	Any provision of Section 2(a) or 2(b) to the contrary notwithstanding, Performance Share Awards that may be earned for any Performance Year pursuant to this Section 2 shall not be deemed earned (i) until December 31 of such Performance Year, and (ii) unless the Holder is employed by the Company on December 31 of such Performance Year.

3.

Issuance of Shares. A share of Common Stock shall be issued to the Holder (or, in the event of the death of the Holder, to the Beneficiary of the Holder) in payment of each Performance Share Award that is deemed earned pursuant to Section 2 above or Section 4(b) below. The share shall be issued on a date during the 43 day period beginning on the first day of February and ending on the 15th day of March immediately following the date on which such Performance Share Award is deemed earned (which date during that 43 day period shall be determined by the Company); provided, however, that if a Change in Control occurs after the date on which such Performance Share Award is deemed earned and before payment is made pursuant to the preceding provisions of this sentence, or if such Performance Share Award is deemed earned at the time of a Change in Control pursuant to Section 4(b) below, such share shall be issued promptly on the date of such Change in Control. Notwithstanding any provision of this Agreement to the contrary, (a) no “distributions” (within the meaning of Treasury Regulation section 1.409A-1(c)(3)(v)) of deferred compensation that is subject to Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”) may be made pursuant to this Agreement to a “specified employee” (within the meaning of Treasury Regulation section 1.409A-1(i))(“Specified Employee”) due to a separation from service as defined in Treasury Regulation section 1.409A-1(h) (“Separation from Service”) before the date that is six months after the date of such Specified Employee’s Separation from Service (or, if earlier than the end of the six month period, the date of his or her death); and (b) any distribution that, but for the preceding clause (a), would be made before the date that is six months after the date of the Specified Employee’s Separation from Service shall be paid on the first day of the seventh month following the date of his or her Separation from Service (or, if earlier, within

14 days after the date of his or her death). For the avoidance of doubt, the preceding sentence shall apply to any payment (and only to any payment) pursuant to this Agreement to which Code Section 409A(a)(2)(B)(i) (relating to Specified Employees) applies, and shall not apply to any payment that is not subject to Code Section 409A as a result of Treasury Regulation section 1.409A-1(b)(4) (relating to short-term deferrals) or otherwise. The Holder’s right to any series of payments pursuant to this Agreement shall be treated as a right to a series of separate payments within the meaning of Treasury Regulation section 1.409A-2(b)(2)(iii), including without limitation for purposes of the short-term deferral rule set forth in Treasury Regulation section 1.409A-1(b)(4). In no event, except a Change in Control as a result of which Performance Share Awards are deemed earned pursuant to Section 4(b) or Section 6 hereof, shall any shares be issued in payment of Performance Share Awards unless the Committee certifies in writing that the performance goals and any other material terms (within the meaning of Treasury Regulation section 1.162-27(e)(5)) were in fact satisfied with respect to such Performance Share Awards.

The shares of Common Stock issued under this Agreement will be duly authorized, validly issued, fully paid and non-assessable. The shares to be issued shall be credited to a book entry account with the Company’s transfer agent in the name of the Holder (or, in the event of the death of the Holder, in the name of the Beneficiary of the Holder). At the election of the Holder (or, in the event of the death of the Holder, at the election of the Beneficiary), stock certificates representing such shares will be delivered to the Holder (or the Beneficiary) as soon as practicable after the Company’s receipt of the Holder’s (or Beneficiary’s) election; provided that such shares are issued to the Holder (or, in the event of the death of the Holder, to the Beneficiary of the Holder), either by means of a book entry or stock certificate, when such shares are required to be issued by the first paragraph of this Section 3 or, if applicable, by Section 6 below.

4.	Termination.

(a)	If the Holder’s employment terminates before December 31 of any Performance Year other than by reason of the Holder’s death or “Disability”, then the Award shall terminate with respect to all of the Performance Share Awards that have not been deemed earned as of the date of such termination, and the Holder will not be entitled to any payout of shares for such unearned Performance Share Awards.

(b)

If the Holder’s employment terminates during the Award Period by reason of the Holder’s death or “Disability”, then (i) on December 31 of the Performance Year in which such employment termination occurs the same number of Performance Share Awards will be deemed earned for that Performance Year that would have been deemed earned pursuant to Section 2 if the Holder’s employment by the Company had continued through the end of that Performance Year; provided that if a Change in Control occurs after such employment termination and during that Performance Year, then at the time of such Change in Control the Holder shall be deemed to earn the number of Performance Share Awards that relate to that Performance Year pursuant to the first sentence of Section 2(a) above, whether or not the Minimum Performance Goal has been or is thereafter attained or exceeded for that Performance Year; and (ii) the Award shall terminate with respect to all Performance Share Awards that have not otherwise been deemed earned as of the date of such employment termination, and the Holder will not be entitled to any payout of shares for such unearned Performance Share Awards. For purposes of this Agreement, “Disability” shall have the meaning set forth in the Company’s long-term disability plan as in effect from time to time (or, if that plan is not in effect at the time in question, as it was last in effect).

5.	Additional Condition. If the Holder, at any time while the Award is outstanding: (i) directly or indirectly, whether as an owner, partner, shareholder, consultant, agent, employee, investor or in any other capacity, accepts employment by, renders services for or otherwise assists any other business which competes with the business conducted by the Company or any of its Subsidiaries in which the Holder has worked during the Holder’s last two years with the Company or any of its Subsidiaries; (ii) directly or indirectly, hires or solicits or arranges for the hiring or solicitation of any employee of the Company or any of its Subsidiaries, or encourages any such employee to leave such employment; (iii) uses, discloses, misappropriates or transfers confidential or proprietary information concerning the Company or any of its Subsidiaries (except as required by the Holder’s work responsibilities with the Company or any of its Subsidiaries); or (iv) is convicted of a crime against the Company or any of its Subsidiaries; or (v) engages in any activity in violation of the policies of the Company or any of its Subsidiaries, including without limitation the Company’s Code of Business Ethics and Conduct, or, at any time, engages in conduct adverse to the best interests of the Company or any of its Subsidiaries; then should any of the foregoing events occur, the outstanding portion of the Award shall be canceled, unless the Committee, in its sole discretion, elects not to cancel it. The provisions of this Section 5 are in addition to any other agreements related to non-competition, non-solicitation and preservation of Company confidential and proprietary information entered into between the Holder and the Company, and nothing herein is intended to waive, modify, alter or amend the terms of any such other agreement.

6.

Exception for Change in Control. Any provision of this Agreement to the contrary notwithstanding, if the Holder remains in the continuous employ of the Company from the Grant Date to the date, if any, on which a Change in Control occurs before the last day of the Award Period, all of the Performance Share Awards that relate to the Performance Year in which the Change in Control occurs and any Performance Year thereafter shall thereupon immediately be deemed earned and non-forfeitable, and shares of Common Stock shall promptly be issued in payment thereof on the date on which such Change in Control occurs, whether or not the Minimum

Performance Goal has been or is thereafter attained or exceeded for any Performance Year and whether or not the Holder is thereafter employed by the Company.

7.	Adjustments Upon the Occurrence of Certain Events.

(a)	In the case of a stock dividend or a stock split with respect to the Common Stock, the number of shares subject to the Award shall be increased by the number of additional shares the Holder would have received had he owned outright the shares subject to the Award on the record date for payment of the stock dividend or the stock split.

(b)	In the case of any reorganization or recapitalization of the Company (by reclassification of its outstanding Common Stock or otherwise), or its consolidation or merger with or into another corporation, or the sale, conveyance, lease or other transfer by the Company of all or substantially all of its property, pursuant to any of which events the then outstanding shares of the Company’s Common Stock are combined, or are changed into or become exchangeable for other shares of stock or property, the Holder shall be entitled to earn and receive pursuant to the Award, in lieu of the shares that he would otherwise be entitled to earn and receive pursuant to the Award (the “Affected Shares”), and without having to make any payment to the Company or otherwise, the shares of stock or property which the Holder would have received upon such reorganization, recapitalization, consolidation, merger, sale or other transfer, if immediately prior thereto he had owned the Affected Shares and had exchanged the Affected Shares in accordance with the terms of such reorganization, recapitalization, consolidation, merger, sale or other transfer.

(c)	In case of any distribution by the Company of rights or property to stockholders (including without limitation a spin-off), the issuance of stock options to persons other than employees or directors of the Company, the issuance by the Company of securities convertible into the Company’s Common Stock or into shares of any stock or security into which such Common Stock shall have been changed or for which it shall have been exchanged, or any other change in the capital structure of the Company (other than as specified above in this Section 7) which, in the judgment of the Committee, would effect a dilution or diminution of the Holder’s rights hereunder, the Committee shall make equitable adjustments in the number or kind of shares in respect of this Award, and such adjustments shall be effective and binding for all purposes of this Award.

(d)	Any provision of this Section 7 to the contrary notwithstanding, only adjustments that qualify for the treatment described in Treasury Regulation section 1.162-27(e)(2)(iii)(C) may be made pursuant to this Section 7.

8.	General Restriction. If at any time the Board of Directors of the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to this Award upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of this Award or the issue of shares hereunder, no rights under this Award may be exercised and no shares of Common Stock may be delivered pursuant to this Award, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors. The Board of Directors shall use reasonable best efforts to effect or obtain such listing, registration, qualification, consent or approval.

9.	No Assignment or Transferability. This Award shall not be (i) assignable or subject to any encumbrance, pledge or charge of any nature, whether by operation of law or otherwise, (ii) subject to execution, attachment or similar process, or (iii) transferable by the Holder except by will or by the laws of descent and distribution or to a Beneficiary as defined in Section 2(d) of the Plan.

10.	Withholding of Taxes. The Committee may cause to be made, as a condition precedent to any delivery or transfer of stock hereunder, appropriate arrangements to satisfy any Federal, state or local taxes required by law to be withheld with respect to such payment or transfer of stock and the Holder may be required to pay to the Company prior to delivery of such stock, the amount of any such taxes which the Company is required to withhold, if any, with respect to such stock. The Company will accept shares of Company stock of equivalent Fair Market Value which would otherwise have been issued to the Holder hereunder, in payment of the Company’s minimum statutory withholding tax obligations if the Holder elects to make payment in such manner.

11.	No Implied Promises. By accepting the Award and executing the PSA Agreement, the Holder recognizes and agrees that the Company and its Subsidiaries, and each of their officers, directors, agents and employees, including but not limited to the Board of Directors of the Company and the Committee, in their oversight or conduct of the business and affairs of the Company and its Subsidiaries, may in good faith cause the Company and/or a Subsidiary to act or omit to act in a manner that will, directly or indirectly, prevent all or part of the Performance Share Awards from being earned. No provision of this Agreement shall be interpreted or construed to impose any liability upon the Company, any Subsidiary, or any officer, director, agent or employee of the Company or any Subsidiary, or the Board or the Committee, for any failure to earn Performance Share Awards that may result, directly or indirectly, from any such action or omission, or shall be interpreted or construed to impose any obligation on the part of any such entity or person to refrain from any such action or omission.

12.	Notices. Any notice hereunder by the Holder shall be given to the Senior Vice President, General Counsel and Secretary in writing and such notice by the Holder hereunder shall be deemed duly given or made only upon receipt by the Senior Vice President, General Counsel and Secretary at Barnes Group Inc., 123 Main Street, P. O. Box 489, Bristol, Connecticut 06011-0489, or at such other address as the Company may designate by notice to the Holder. Any notice to the Holder shall be in writing and shall be deemed duly given if delivered to the Holder in person or mailed or otherwise delivered to the Holder at such address as the Holder may have on file with the Company from time to time.

13.	Interpretation and Disputes. The Committee shall interpret and construe this Agreement and determine whether the Holder has satisfied the performance goals set forth in Section 2. Any such interpretation, construction or determination shall be final, binding and conclusive on the Company and the Holder. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

Any claim, demand or controversy arising from such interpretation, construction or determination by the Committee shall be submitted first to a mediator in accordance with the rules of the American Arbitration Association (“AAA”) by submitting a mediation request to the Administrator within thirty (30) days of the date of the Committee’s interpretation or construction. The mediation process shall conclude upon the earlier of: (i) the resolution of the dispute; (ii) a determination by either the mediator or one or more of the parties that all settlement possibilities have been exhausted and there is no possibility of resolution; or (iii) thirty (30) days have passed since the filing of a request to mediate with the AAA. A party who has previously submitted a dispute to mediation, and which dispute has not been resolved, may submit such dispute to binding arbitration pursuant to the rules of the AAA. Any arbitration proceeding for such dispute must be initiated within fourteen (14) days from the date that the mediation process has concluded. The prevailing party shall recover its costs and reasonable attorney’s fees incurred in such arbitration proceeding. The Holder and the Company specifically understand and agree that the failure of a party to timely initiate a proceeding hereunder shall bar the party from any relief or other proceeding and any such dispute shall be deemed to have been finally and completely resolved. All mediation and arbitration proceedings shall be conducted in Bristol, Connecticut or such other location as the Company may determine and the Holder agrees that no objection shall be made to such jurisdiction or venue, as a forum non conveniens or otherwise. The arbitrator’s authority shall be limited to resolution of the legal disputes between the parties and the arbitrator shall not have authority to modify or amend this Agreement or the Committee’s interpretation or construction thereof, or abridge or enlarge rights available under applicable law. Any court with jurisdiction over the parties may enforce any award made hereunder.

14.	General.

(a)	Nothing in this Agreement shall confer upon the Holder any right to continue in the employ or other service of the Company or any Subsidiary, or shall limit in any manner the right of the Company, its stockholders or any Subsidiary to terminate the employment or other service of the Holder or adjust the compensation of the Holder.

(b)	The Holder shall have no rights as a shareholder with respect to any shares that may be issued pursuant to this Agreement until the date of issuance to him of a stock certificate for such shares or the date of entry of a credit for such shares in a book entry account in the name of the Holder.

(c)	This Agreement shall be binding upon the successors and assigns of the Company and upon the Beneficiary, estate, legal representatives, legatees and heirs of the Holder.

(d)	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

(e)	Nothing in this Agreement is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any plan, practice or arrangement for the payment of compensation or fringe benefits to the Holder or any other employee of the Company or any of its subsidiaries which the Company or any of its subsidiaries now has or may hereafter put into effect, including without limitation any retirement, pension, savings or thrift, insurance, death benefit, stock purchase, incentive compensation or bonus plan.

(f)	Any shares that may be earned pursuant to Section 2 of this Agreement are intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code. Any provision of this Agreement that would prevent any such shares from so qualifying shall be administered, interpreted and construed to carry out such intention, and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.

(g)

Any shares that may be earned pursuant to this Agreement are intended to qualify as short-term deferrals under Treasury Regulation section 1.409A-1(b)(4), or to meet the requirements of Section 409A(a)(2), (3) and (4) of the Code, so that none of the shares that may be earned pursuant to this Agreement will be includible in the Holder’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code. The Award and this Agreement shall be administered, interpreted and construed to carry out such intention, and any provision of this Agreement that cannot be so administered, interpreted and construed shall to that extent be disregarded. However, the Company does not represent, warrant or guarantee that any shares that may be earned pursuant to this Agreement will not be includible in the Holder’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code, nor does the Company make any other representation, warranty or guaranty to the Holder as to the tax consequences of the Award or this Agreement.

(h)	This Agreement is intended to document a Performance Share Award granted pursuant to and subject to Section 5.II. and the other applicable terms and conditions of the Plan, a copy of which has been or is herewith being supplied to the Holder and the terms and conditions of which are hereby incorporated by reference. Anything herein to the contrary notwithstanding, each and every provision of this Agreement shall be subject to the terms and conditions of the Plan.

(i)	Except as otherwise provided in Section 15 below, this Agreement may only be amended in a writing signed by the Holder and an officer of the Company (other than the Holder) duly authorized to do so. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces all prior agreements and understandings with respect to such subject matter, and the parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

15.	Consent to Certain Amendments and Provisions.

(a)

By executing the PSA Agreement, the Holder hereby irrevocably (i) authorizes the Committee or the Board of Directors of the Company (the “Board”), on or before December 31, 2008 or such later date(s), if any, to which the December 31, 2008 documentary compliance date set forth in paragraph .01 of section 3 of IRS Notice 2006-79 as modified by section 3.01(B)(1) of IRS Notice 2007-86 is hereafter extended (the “409A Documentary Compliance Date”), to amend the PSA Agreement and any “Prior Non-Grandfathered Compensation Arrangement” as defined in Section 15(b) below, in any respect that the Committee or the Board determines to be necessary, advisable or expedient to plan for, respond to, comply with or reflect Section 409A of the Code, and (ii) consents in advance to any and all such amendments of the PSA Agreement and any Prior Non-Grandfathered Compensation Arrangement, and (iii) consents in advance to any amendment of the Plan that the Board hereafter adopts on or before the 409A Documentary Compliance Date to plan for, respond to, comply with or reflect Section 409A of the Code, and (iv) agrees that the Holder’s consent to any such amendments of the PSA Agreement, any Prior Non-Grandfathered Compensation Arrangement and the Plan shall be as effective as if such amendments were fully set forth herein, and (v) waives any right s/he may have to consent to the amendment in question if for any reason the Holder’s consent to any of the aforementioned amendments is not legally effective, and (vi) recognizes and agrees that the Company does not represent, warrant or guarantee that any amendment of the PSA Agreement or any Prior Non-Grandfathered Compensation Arrangement or the Plan that is made pursuant to this Section 15(a), or any Different Identification Method that the Board or Committee may prescribe or Different Election that the Board or Committee may make in accordance with Section 15(c) below, will have its intended tax effect or will enable compensation to be exempt from or comply with Section 409A of the Code, and that the Company does not make any other representation, warranty or guaranty to the Holder as to the tax consequences of any such amendment, Different Identification Method or Different Election. For the avoidance of doubt, nothing in this Section 15(a) is intended to authorize or constitute the Holder’s consent to any amendment that would constitute a modification or extension of a stock option within the meaning of Treasury Regulation section 1.409A-1(b)(5)(v). If and to the extent that, notwithstanding the foregoing, anything herein would be interpreted or construed to authorize or constitute the Holder’s consent to any such amendment, then to that extent the authorization or consent is hereby rescinded.

(b)	For purposes of Section 15(a) above, a “Prior Non-Grandfathered Compensation Arrangement” means any compensation arrangement between the Company and the Holder that was entered into before the Grant Date (whether or not paid in full before the Grant Date) except to the extent that the compensation payable (or paid) under such arrangement is “grandfathered” from Section 409A of the Code (i.e., is compensation to which Section 409A of the Code does not apply, according to Treasury Regulation section 1.409A-6 or any other applicable Treasury Department guidance). In no event shall an arrangement that is grandfathered from Section 409A in the absence of this Section 15 be deemed to be a Prior Non-Grandfathered Compensation Arrangement within the meaning of Section 15(a). The Holder recognizes and agrees that Prior Non-Grandfathered Compensation Arrangements include, but may not be limited to, (i) any stock option, restricted stock unit, performance share, performance unit or contingent dividend equivalent award that the Company granted to the Holder after December 31, 2004 under the Plan, (ii) any restricted stock unit, performance-accelerated restricted stock unit, performance share, performance unit or contingent dividend equivalent award that the Company granted to the Holder before December 31, 2004 (whether under the Plan or otherwise) that was outstanding and unvested on that date, and (iii) any non-qualified deferred compensation plan, such as the Company’s Retirement Benefit Equalization Plan, Supplemental Executive Retirement Plan and Supplemental Senior Officer Retirement Plan, if and to the extent that the Holder accrued benefits or vested in benefits under such plan after that date.

(c)	The Holder agrees that, if at any time during the 12-month period ending on any “specified employee identification date”, which shall be December 31,

the Holder is in Salary Grade 20 or above or meets the requirements of Code section 416(i)(1)(A)(ii) or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Code section 416(i)(5)), the Holder shall be treated as a Specified Employee for purposes of this Agreement and any Prior Non-Grandfathered Compensation Arrangement and any compensation arrangement that may hereafter be adopted by the Company in which the Holder may participate (“Future Compensation Arrangement”) for the entire 12-month period beginning on the “specified employee effective date”, which shall be the January 1 that immediately follows such specified employee identification date, unless the Board or Committee hereafter prescribes a different method of identifying service providers who will be subject to the six month delay required by Section 409A(a)(2)(B)(i) of the Code (the “Six Month Delay”)(a “Different Identification Method”) or elects a different specified employee identification date or specified employee effective date or makes any other election that may be made in accordance with Treasury Regulation section 1.409A-1(i) and the transition rules and official guidance under Code Section 409A (a “Different Election”), in which case whether the Holder shall be treated as a Specified Employee shall be determined in accordance with any such Different Identification Method so prescribed and any such Different Election so made by the Board or Committee. The Holder hereby irrevocably (i) consents to any such Different Identification Method that the Committee or Board may hereafter prescribe and any such Different Election that the Committee or Board may hereafter make in accordance with that Treasury Regulation or otherwise in accordance with Code Section 409A and the transition rules and official guidance thereunder, for purposes of identifying the service providers who will be subject to the Six Month Delay with respect to payments under this Agreement, any Prior Non-Grandfathered Compensation Arrangement and any Future Compensation Arrangement, and (ii) agrees that the Holder’s consent to any such Different Identification Method or Different Election shall be as effective as if such Different Identification Method or Different Election were fully set forth herein, and (iii) waives any right s/he may have to consent to the Different Identification Method or Different Election in question if for any reason the Holder’s consent to such Different Identification Method or Different Election is not legally effective.

IN WITNESS WHEREOF, the Company, with the consent of the Holder, has amended and restated the PSA Agreement on the date in 2008 indicated in the first paragraph hereof, effective January 1, 2009.

BARNES GROUP INC.

BY:
Senior Vice President - Human Resources

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